Exhibit 99.1

TAYLOR MORRISON PRICES 5.125%

SENIOR UNSECURED NOTES OFFERING

SCOTTSDALE, AZ, July 8, 2020 – Taylor Morrison Home Corporation (NYSE: TMHC) (“TMHC”) today announced that Taylor Morrison Communities, Inc. (the “Issuer”) has priced its previously announced offering of senior notes due 2030 (the “Senior Notes”). The size of the notes offering was increased from $400.0 million to $500.0 million aggregate principal amount of Senior Notes. The Senior Notes will bear interest at a rate of 5.125% per annum, payable semi-annually in cash, in arrears, on each February 1 and August 1, beginning on February 1, 2021.

The closing of the offering of the Senior Notes is expected to occur on July 22, 2020 and is conditioned on customary closing conditions. The Issuer plans to use the net proceeds of this offering together with cash on hand to redeem $266.9 million aggregate principal amount of its 6.00% Senior Notes due 2023 (the “2023 Notes”) and $333.1 million aggregate principal amount of its 5.875% Senior Notes due 2025 (the “2025 Notes”). The Issuer today delivered notices of redemption to holders of the 2023 Notes and 2025 Notes, respectively stating that $266.9 million aggregate principal amount of its 2023 Notes will be redeemed on July 22, 2020 and $333.1 million aggregate principal amount of its 2025 Notes will be redeemed on July 22, 2020.

The Senior Notes will be unsecured and guaranteed on a senior unsecured basis by the same subsidiaries of TMHC that guarantee, or are obligors of, the Issuer’s existing senior unsecured notes.

The Senior Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The issuance and sale of the Senior Notes have not been registered under the Securities Act, and the Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes, nor shall there be any offer, solicitation or sale of any Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to TMHC’s operations and business environment, all of which are difficult to predict and many of which are beyond TMHC’s control.